STOCK PURCHASE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made as of this 30th day of January, 1997, by and between Formtek, Inc., a Delaware corporation ("Purchaser"); and Maurice Hill Trust dated 8/16/91, Thomas Nedbal, Donald Hill, Robert Martinelli, Elmer Utley and Allen Reczek ("Sellers") who own all of the issued and outstanding capital stock (the "Stock") of Hill Engineering, Inc., an Illinois corporation (the "Company"). The Purchaser and Sellers are sometimes collectively referred to herein as the "Parties", and either one of the Parties is sometimes referred to as a "Party".

                           WITNESSETH

     WHEREAS, Sellers are the beneficial and record owners of the Stock as set forth in Schedule 3.3 attached hereto;

     WHEREAS,   the   Company  is  engaged  in  the   business   of   designing,
manufacturing, fabricating, assembling, and selling tools, dies and related machinery and equipment (the "Business");

     WHEREAS, the Company retains and owns all such assets, goodwill, properties and contractual and other rights necessary to conduct the Business (the "Assets");

     WHEREAS, each of Sellers and the Company are domiciled in the State of Illinois; and

     WHEREAS, Purchaser desires to purchase One Hundred Sixty-Two (162) shares of the Stock (the "Shares") from Sellers as set forth in Schedule 3.3 attached hereto, and Sellers desire to sell such Shares to Purchaser, upon the terms and condition specified in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the Parties hereto, intending to be legally bound hereby, agree as follows:

                           ARTICLE I
                     PURCHASE OF THE SHARES

     Sellers hereby agree to sell, assign, transfer, and convey to Purchaser at the Closing (defined below), for the consideration set forth and payable in accordance with the provisions of Article II of this Agreement, all of Sellers' rights, title, and interest in and to the Shares, free and clear of all liens, encumbrances and adverse charges of any nature. At the Closing, Sellers shall deliver to Purchaser certificates representing the Shares validly endorsed in blank or accompanied by executed stock powers with respect to such Shares.




                            ARTICLE II
                          PURCHASE PRICE

     2.1 Consideration. Subject to the terms and conditions set forth herein, Purchaser hereby agrees to pay to Sellers at the Closing, as consideration for the purchase of the Shares and for Sellers' covenants contained herein, the amount of Five Million One Hundred Forty-One Thousand, Seventy and 00/100 Dollars ($5,141,070.00) in cash or other current funds.

     2.2  Payment of Purchase Price.  On the Closing Date,
Purchaser shall pay the Purchase Price as follows:

          (a) the amount of One Hundred Fifty Three Thousand Four
Hundred Fifty and 00/100 Dollars ($153,450.00) to the account of Hoganson Venture Group, Inc. ("HVG"), Sellers' business valuation consultant for the transaction;

          (b) the amount of Four Thousand One Hundred Fifty and 00/100 Dollars ($4,150.00) to the account of Wolf & Company, LPP ("Wolf"), Sellers' accountant for the transaction;

          (c) the amount of Fifty Thousand and 00/100 Dollars
($50,000.00) to the account of Childress, Eshoo, Williams & Zdeb,
Ltd. ("CEW&Z"), Sellers' attorneys for the transaction;

          (d) the amount of Fifteen Thousand Four Hundred and 00/100 Dollars ($15,400.00) to the account of the Company to reimburse it for the payment of the expenses or liabilities of the Shareholders to be paid at Closing;

          (e) the amount of Three Hundred Thousand Dollars ($300,000) to Chicago Title Insurance Company the "Escrow Agent") pursuant to that certain escrow and disbursement agreement (the "Escrow Agreement") substantially in the form of
Exhibit 2.2 attached hereto; and

          (f) the balance of the Purchase Price to the individual accounts of each of the Sellers in respect of their individual percentage interest in the Shares as set forth in Schedule 3.3 attached hereto (the "Ownership Percentage").

     2.3 Transfer of Funds. All amounts of Purchase Price payable under this Agreement shall be wired according to the instructions provided in writing to Purchaser by the intended recipient of such funds as assembled into Schedule 2.3 attached hereto.

                           ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF SELLERS

     All representations and warranties contained herein shall survive the Closing until such time(s) as stated in Article XVI, and none shall merge into any Closing document. Sellers represent and warrant the following as of the date of this Agreement and of the Closing Date (as defined in Article IX below):

     3.1 Corporate Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. The Company has full corporate power and authority to own, lease and operate its properties and to carry on and conduct the Business and is in good standing and is duly qualified to transact business as a foreign corporation in all states in which the nature of the Business or the Assets require it to be qualified.

     3.2 Authority and Non-Contravention. Each of Sellers has the full power, authority and capacity to enter into, execute, deliver and perform this Agreement and all Exhibits to which it is a party. The execution, delivery and performance of this Agreement and such Exhibits, and the consummation of all transactions contemplated herein and therein, have been duly authorized by all necessary action of Sellers. This Agreement and such Exhibits, when executed and delivered by Sellers, shall be valid and binding obligations of Sellers, enforceable against them in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of mandatory equitable relief may not be available. Except for approvals of governmental authorities, neither the execution and delivery of this Agreement nor the execution and delivery of the certificates and documents set forth as Exhibits hereto nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Sellers or the Company or the Business or by which any of their assets are affected, or (iii) conflict with or result in any breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of Sellers' or the Assets pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which Sellers or the Company is a party or by which any of their assets are bound or affected. Neither Sellers nor the Company are required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality, and no approvals or non-objections are required to be obtained or made by Sellers or the Company in connection with the execution, delivery or performance by Sellers of this Agreement or any Exhibit or the consummation of the transactions contemplated hereby or thereby.

     3.3 Authorized Capitalization. The Company is an Illinois corporation having authorized capital stock consisting of: 1000 shares of voting common stock, of which 172 are issued and outstanding and 1000 shares of non-voting common stock, of which 6 shares are issued and outstanding. Schedule 3.3 attached hereto sets forth all persons or entities owning shares of any class of the Stock, as well as the amount and nature of the Stock held by each such person or entity. There are no outstanding options, puts, calls or warrants to acquire any of the Stock. The Shares constitute 162 out of 178 issued and outstanding shares of the Stock. All of the Shares are validly issued, fully paid and nonassessable and are owned of record and beneficially by Sellers in their individual Ownership Percentage, free and clear of any liens, claims, options, encumbrances or restrictions of any nature whatsoever. There are no agreements, arrangements, convertible rights or other rights (vested or contingent) to acquire any of the Stock, and no such agreements, arrangements, convertible rights or other rights (vested or contingent) to acquire any of the Stock will be issued, entered into, or granted prior to the Closing Date without the prior written approval of the Purchaser. Sellers have the absolute and indefeasible right, power and capacity to sell, assign and deliver the Shares to Purchaser, and have good, marketable and indefeasible title to the Shares, free and clear of all liens, claims, options, encumbrances or restrictions of any nature whatsoever.

     3.4 Operation of the Company's Business. The Company owns and retains all of the Assets, tangible or intangible, contractual, license and leasehold rights necessary (i) to operate the Business, and (ii) to utilize the Assets and contractual, license and leasehold rights in the same manner as they historically have been used. With the exception of those Assets used in the Business pursuant to license and leasehold rights in favor of the Company and disclosed to Purchaser, all of the Assets used in the Business are owned by the Company, and none are owned by any other party.

     3.5 Financial Statements. Attached hereto as Schedule 3.5 is the balance sheet and the income statement of the Company for the years ended December 31, 1994 and 1995 ("Reviewed Financial") and the interim period ended September 30, 1996, and a balance sheet for the period ended December 31, 1996 ("Unreviewed Financials"). The Reviewed Financials and Unreviewed Financials shall be collectively referred to as Financial Statements. The Reviewed Financials are materially complete and have been prepared from the books and records kept by the Company and are materially accurate in presenting the properties, assets, liabilities, financial position and condition of the Company as of their respective dates. The results of operations set forth in the Reviewed Financials are materially accurate. The Reviewed Financials to Seller's knowledge have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The Unreviewed Financials to Seller's knowledge have been prepared from the books and records of the Company and reflect the properties, assets, liabilities, financial position, results of operations, and consolidated financial condition of the Company and of their respective dates in a manner consistent with past practices.

     3.6 Assets. The Company has good and marketable title to all of the Assets (except for Third Party Software, for which the Company has valid and enforceable licenses), and except as set forth in Schedule 3.6 attached hereto, free and clear of all mortgages, options, leases, covenants, conditions, agreements, liens, security interests, adverse claims, restrictions, charges, encumbrances or rights of others. There exists no restriction on the use or transfer of any of the Assets. The portion of the Assets that are tangible are in good operating condition and repair, ordinary wear and tear excepted, and are satisfactory for the purposes for which the Assets are being used in Business.

      3.7 Compliance with Laws. The operation of the Business and the use of the Assets are in material compliance with all applicable laws, ordinances, rules and regulations, including but not limited to Federal, state, local environmental, work place safety and employee benefits laws, regulations and rules (collectively the "Laws"). The Company has all requisite licenses, permits and certificates from Federal, state and local governmental authorities as may be necessary to conduct the Business and to own and operate the Assets, and such permits are valid and in full force and effect and will not be terminated or adversely affected by the consummation of the transactions contemplated hereby. Sellers and the Company have not received any notice alleging any violations by the Company of any Laws, or of investigations or audits of the Company initiated by governmental, regulatory or administrative agencies, and, to the knowledge of the Company, no allegations or investigations are pending or have been threatened.

     3.8  Employee Benefit Plans

          3.8.1 Except as set forth on Schedule 3.8.1 attached hereto, with respect to all employees and former employees of the Company, neither the Company nor any ERISA Affiliate (as defined below) of the Company presently maintains, contributes to or has any liability under:

               (a) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, cafeteria, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement;

               (b) any plan, program or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

For purposes of this Agreement, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to), currently or in the past would be treated as a single employer under section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the " Code"). The plans, programs and arrangements set forth on Schedule 3.8.1 are herein referred to as the "Employee Benefit Plans."

          3.8.2 With the  exception  of health  care  coverage as  described  in
Section 3.8.2, with respect to all employees and former employees of the Company, neither the Company nor any ERISA Affiliate of the Company presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Neither the Company nor any ERISA Affiliate of the Company maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

          3.8.3 Favorable determination letters have been received from the Internal Revenue Service with respect to each Employee Benefit Plan (except the Hill Engineering Flexible Benefit Plan effective 1/1/96 for which a determination is pending and is hereby excluded from the applicable representations in this Section 3.8.3) which is intended to comply with the provisions of Section 401(a) of the Code, evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984 and the Retirement Equity Act of 1984. Each such Employee Benefit plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. Additionally, amendments have been made to each such Employee Benefit Plan for the Tax Reform Act of 1986 and subsequent legislation and regulations to the extent they are required. A proper and timely application for a favorable determination letter with respect to each such Employee Benefit Plan, as amended, has been made with the Internal Revenue Service, and no unfavorable responses have been received with respect to any such application from the Internal Revenue Service.

          3.8.4 With respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any ERISA Affiliate of the Company has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or Section 406 of ERISA.

          3.8.5 To the best of Seller's knowledge, neither the Company nor any ERISA Affiliate of the Company, nor any of their respective directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Internal Revenue Code for any action or failure to act in connection with the administration or investment of the Employee Benefit Plans.

          3.8.6 With  respect to any  Employee  Benefit Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, if any, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code (whether or not waived). With respect to the Employee Benefit Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) have been made, and shall be made prior to the Closing Date in accordance with past practice and, with respect to each Employee Benefit Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report.

          3.8.7 To the best of Sellers' knowledge, the actuarially determined present value of all accrued benefits under each Employee Benefit Plan subject to Title IV of ERISA (computed on a plan termination basis), if any, does not exceed the fair market value of the assets of each such Employee Benefit Plan.

          3.8.8 Neither the Company nor any ERISA Affiliate of the Company presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

          3.8.9  Except as set forth on Schedule 3.8.9 attached hereto:

                   (a) The Company is not a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of the Company;

                    (b) The Company does not have outstanding any loan or loans to any current or former employees of the Company, nor has the Company guaranteed such loans;

                   (c) No amount payable to an employee or former employee of the Company will be an "excess parachute payment" which is non-deductible under
Section 28OG of the Code.

          3.8.10 Neither the Company nor any ERISA Affiliate of the Company has maintained an employee pension benefit plan that has been the subject of a "reportable event," as that term is defined in Section 4043 of ERISA, as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"), or of any event requiring disclosure under Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any outstanding liability under Section 4062 of ERISA to the PBGC. All premiums or other amounts due and payable to the PBGC have been paid. Neither the Company nor any ERISA Affiliate of the Company has terminated any employee pension benefit plan subject to Title IV of ERISA, and no proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or (to Sellers' knowledge) threatened, no notice of any such termination has been received and no condition exists which presents a material risk of termination of an Employee Benefit Plan.

          3.8.11 There is no pending or, to Sellers' knowledge, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan maintained by the Company or any ERISA Affiliate of the Company (other than routine claims for benefits) and, to the Sellers' knowledge, there is no basis for or fact which could give rise to any such legal action, proceeding or investigation. Any bonding required with respect to the Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

          3.8.12 There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B, or with regard to plan years beginning before December 31, 1988, Section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed. No event has occurred with respect to which the Company or any ERISA Affiliate of the Company could be liable for a tax imposed by any of Sections 4972, 4976,4977, 4979, 4980 or 4980B of the Code, or for a civil penalty under Section 502(c) of ERISA.

          3.8.13 With respect to each of the Employee Benefit Plans, Sellers and the Company have delivered or will deliver within 30 days of closing to Purchaser true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form 5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description.

     3.9 No Material Change. There has been no material adverse change since September 30, 1996 in the nature or prospects of the Company and the Business or its condition (financial or otherwise), or properties, assets, liabilities (actual or contingent), operations, or the manner of conducting the Business, or from the condition, position or prospects of the Business as outlined in that certain The Confidential Corporate Growth Memorandum prepared by Hoganson Venture Group dated November 16, 1996 (the "Materials") other than changes in the ordinary course of business which in the aggregate are not material and adverse. Since September 30, 1996, there has been no event or condition of any character which, either individually or in the aggregate, might reasonably be expected to affect in a material adverse manner the business prospects, operations, properties, assets, liabilities, earnings or financial condition of the Company, the Business or the Assets. Since September 30, 1996 the Company has not (i) declared or, directly or indirectly, paid any dividends or made any other distributions or payments of any kind to its shareholders or partners other than the agreed exceptions which include the value of the then existing shareholder loans, the proceeds of the exercise of the stock option of Mr. Martinelli for five shares, the cash surrender value of the life insurance, the tax obligations of Sellers for their fourth quarter taxes and the value of the automobile currently utilized in the Business by Mr. M. Hill, (ii) incurred any indebtedness for borrowed money, other than in the ordinary course of business,
(iii) created or permitted to be created any liens, encumbrances, or adverse charges of any nature on any of the Assets of the Company, (other than pursuant to existing and disclosed liens) (iv) discharged, satisfied or paid, in whole or in part, or permitted to be discharged, satisfied or paid, in whole or in part, any obligation or liability (contingent or absolute) relating to the Business or the properties of the Company, other than in the ordinary course of business, or
(v) waived or permitted to be waived any material right or claim of the Company. From September 30, 1996 to the date of the Closing inclusive the activities of the Company were conducted in the ordinary course of business.

     3.10 Disposition of Assets. No Asset having a value in excess of $500 has been disposed of since December 31, 1996.

     3.11 Litigation. Other than as set forth on Schedule 3.11 attached hereto, there are no claims, counterclaims, suits, orders, proceedings, actions, or investigations pending, or notice of which has been received, or, to the knowledge of Sellers, threatened against the Company, its assets, the Stock or the Sellers with respect to the Shares or the Business. Neither Sellers nor the Company nor any of its subsidiaries, directors, officers, employees or agents is a plaintiff or defendant in any litigation or proceeding arising out of or related to the Business other than as set forth in Schedule 3.11.

     3.12 Agreements, Leases and Licenses. Schedule 3.12 attached hereto accurately and completely sets forth all leases, licenses, contracts and other material agreements to which the Company is a party or otherwise bound including all amendments or modifications thereto (collectively the "Contracts"). Each of the Contracts is valid, effective and enforceable in accordance with its terms. The Company is not in material default under any of the Contracts and, to the knowledge of Sellers, no other party to any of the Contracts is in default thereunder. No event has occurred which with the passage of time or the giving of notice or both would constitute a material default under any of the Contracts. Each of the Contracts is appropriate in nature and scope to the Business. Except as set forth on Schedule 3.12, each of the Contracts is valid, binding and enforceable against the Company and each other party thereto in accordance with its terms without any defenses, setoffs, counterclaims or disputes of any nature and is in full force and effect. No purchase commitment for materials, supplies, component parts or other items of inventory of the Business to which the Company is a party is in excess of the ordinary, normal, usual and current requirements of the business or at a price in excess of the current reasonable market price. No Contract obligates the Company (i) to provide products or services to third parties which the Company knows or has reason to believe are at prices which would result in a net loss on the sale or provision of such products or services, or which are pursuant to terms or conditions it cannot reasonably expect to satisfy or fulfill in their entirety, or (ii) to purchase or acquire services, information, products, inventory or equipment in excess of the normal, ordinary, usual and current requirements of the Business or at a price in excess of the current reasonable market price. The Company has not waived any material right under any of the Contracts. The Company is not a party to, nor are any of the Assets bound by, any agreement that is materially adverse to the Business. Neither Sellers nor the Company has received notice that any party to any of the Contracts intends to cancel or terminate any contract or to exercise or not exercise any option under any Contract.

     3.13  Environmental and Health and Safety Matters

          3.13.1 Set forth on Schedule 3.13.1 attached hereto is a true, accurate and complete list of all real property owned or operated, currently or previously, by the Company since its incorporation with the dates of ownership or operation set forth (the "Property"). Those locations currently owned and operated by the Company (the "Current Property") are noted on Schedule 3.13.1.

          3.13.2 Except as set forth in Schedule 3.13.2 attached hereto, the Company in its ownership and operation, as the case may be, of the Property have been at all times and are in compliance with the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Federal Water Control Act, the Occupational Safety and Health Act, and all other federal, state and local laws, regulations and ordinances, as amended, relating to pollution, safety, health or protection of the environment, including, without limitation, those relating to containment, emissions, discharges, releases or threatened releases of industrial, toxic or hazardous substances, materials or wastes or other pollutants, contaminates, petroleum products, asbestos, polychlorinated biphenyls ("PCBs"), or chemicals (collectively, "Hazardous Substances") into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacturing, processing, distribution, use, treatment, labeling, storage, disposal, abatement, transport or handling of Hazardous Substances (the "Environmental Laws").

          3.13.3 The Company has obtained and is in full compliance with all permits, licenses and other consents or authorizations which are required with respect to the operation of the Business under the Environmental Laws, including without limitation those that are required to (a) operate or install any equipment or facilities and (b) generate, manufacture, formulate, store, treat, handle, transport, discharge, emit or dispose of Hazardous Substances generated by the Business, a true and complete list of which is included in Schedule 3.13.3.

          3.13.4 To the best of Sellers' knowledge, there are polychlorinated biphenyls (PCBs), Tetrachloroethylene (PCE), Trichlorethylene (TCE), or friable and unencapsulated asbestos generated, used, treated, stored, maintained, disposed of, or otherwise located on the Current Property. There are and were no underground storage tanks whether or not excluded from regulation under Environmental Laws used, stored, maintained, located on, out of service, closed, abandoned, decommissioned or otherwise related to the Current Property. The Company has removed and properly disposed of all used or other obsolete materials regulated by Environmental Laws, including chemical or other hazardous substances or wastes, generated by the Business.

          3.13.5 Except as set forth in Schedule 3.13.2 of this Agreement, there has been no "release" as defined in 42 U.S.C. 9601(22) or, to the knowledge of Sellers, threat of a "release" of any Hazardous Substance on, from, over or under any of the Property.

          3.13.6 Except as set forth in Schedule 3.13.2 of this Agreement, neither Sellers nor the Company have received notice that any of them have any potential liability with respect to the contamination, investigation, or cleanup of any site at which Hazardous Substances have been or have alleged to have been generated, treated, stored, released, discharged, emitted, transported over or disposed of, and there are no past or present (or, to the knowledge of Sellers, future) events, facts, conditions or circumstances which may interfere with or prevent compliance by the Business in accordance with the Environmental Laws, or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including, without limitation, liability under any of the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, process, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of any Hazardous Substances by the Company or a predecessor, as a result of any act or omission of the Company or a predecessor.

          3.13.7 Schedule 3.13.7 contains a true, correct and complete listing of all Hazardous Substances used by the business of the Company in the conduct of its operations since January 1, 1980, and the Company has available at its place of Business a list of the methods used by the Company and any predecessor (including, but not limited to, a list of past and present disposal or recycling sites, waste haulers, and manifest numbers) since January 1, 1980 to dispose of or recycle Hazardous Substances generated by the Company's operations.

          3.13.8 To the best of Sellers' knowledge all of the Company's disposal and recycling practices relating to Hazardous Substances have been accomplished in accordance with all applicable Environmental Laws.

     3.14 Intellectual Property. Schedule 3.14 lists all registered patents, trademarks, service marks, tradenames and copyrights and all of the applications thereof, that are owned by the Company and/or which are used in the Business. The patents, trademarks, servicemarks, tradenames, copyrights, processes of every kind and description, designs, know- how, formulae, shop rights, trade secrets, and similar properties, as well as the registrations and applications therefor, and the renewals thereof, (the "Intellectual Property"), are owned or lawfully used by the Company. None of the Intellectual Property has been held or stipulated to be invalid in any litigation or proceeding. The validity of the Intellectual Property, and of the Company's rights to the Intellectual Property, has not been questioned in any litigation or proceeding currently pending or which, to the knowledge of Sellers, has been threatened, and there exists no basis for a claim against the Company for infringement of any third party's intellectual property. Neither Sellers nor the Company has received any notice to the effect that any product it makes or sells, or the distribution or use by it or another entity of any such product, or any services it performs in the course of the Business, may infringe any trademark, service mark, tradename, copyright, patent, trade secret, or similar legally protectable right of another. All patentable inventions utilized or first reduced to practice in connection with the Business or pursuant to or in connection with the employment or engagement by the Company of individuals are the property of the Company. The Company has not entered into and is not a party to any development, work for hire, license or other agreement pursuant to which the Company has secured the right or obligation to use, or granted others the right or obligation to use, any trademarks, service marks, tradenames, copyrights, patents or knowhow (except as set forth in Schedule 3.12 attached hereto).

     3.15 Related Party Transactions. None of Sellers or any officer or director of the Company or any affiliate thereof has, directly or indirectly, entered into any transaction with the Company, except for any arrangements which are specifically disclosed in the Financial Statements. For purposes of this Section
3.15 only, the term "affiliate" of the Company shall mean and include any officer or director or shareholder of the Company or any person related to any officer, director or shareholder of the Company by blood or by marriage, or any corporation, partnership, proprietorship, trust or other entity in which such officer or director or shareholder of the Company (or any spouse, ancestor or descendant of the same) has more than a five percent (5%) legal or beneficial interest, or any corporation, partnership, proprietorship, trust or other entity which controls, is controlled by, or is under common control with, the Company.

     3.16 Increases in Salaries and Wages. The Company has not, since September 30, 1996, paid any salaries, wages, bonus payments or any other benefits to its employees at rates exceeding the respective rates paid to such employees which were in effect thereat except for routine salary increases in the ordinary course of business or pursuant to any Employee Benefit Plan.

     3.17 Taxes. As to any Taxes (as defined in Section 12.1 below) imposed by the Federal government, or any state government or any subdivision or municipality thereof, or the government of any other country or political subdivision thereof, including, without limitation, (i) taxes imposed on or measured by income, (ii) taxes based on employment (including amounts withheld from employees' compensation), and (iii) any property, franchise, or sales or use tax, which, in each case, relates to or could cause a lien or encumbrance upon any of the Assets, the Stock or the Business, the Company, and as applicable, the Sellers, have timely, properly and lawfully filed all returns and elections necessary to be filed and has paid in full the applicable taxes (including any penalties, assessments and deficiencies in respect of such taxes) due on such returns; and no claims for any unpaid taxes, interest or penalties are being asserted by any governmental authority, for any period, against the Company, the Stock or any Assets of the Company. The Company has not paid and is not required to pay any income, excise or franchise taxes to any state or states other than Illinois or Kentucky. The Company, and as applicable, the Sellers have timely filed and paid all estimated taxes due on or prior to September 30, 1996, if any, and has made accruals on the Financial Statements for all taxes due with respect to the period ended at the date of the Closing. The Company has furnished Purchaser with true and complete copies of each of the Federal, state, local and foreign income and excise tax returns, sales and use and franchise tax returns, and any amendments thereto, of the Company, as they relate to taxable periods since December 31, 1994, and the Company has made available to Purchaser all reports of and communications from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined or intend to audit or examine the books and records of the Company at any time including and since the commencement of the last IRS audit. No audit or examination of the Company or the Stock by any taxing authority or agency is now pending or currently in progress, nor has the Company received from any taxing authority or agency any notice of such an audit or examination. The Company has paid all deficiencies and altered all practices proposed as a result of the audits and examinations. No waiver of any statute of limitations has been given and is in effect in respect to the assessment of any taxes against the Company. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any return of the Company for any period with respect to any tax. There are no tax sharing agreements or arrangements to which the Company is now or ever has been a party. There are no deferred taxes payable by the Company whether set forth on the Financial Statements or otherwise. None of Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Internal Revenue Code.

     3.18  Employee  Wages,  Salaries  and  Benefits.  The Company has  provided
Purchaser with an accurate list of all employees of the Company (whether full-time, part-time or temporary), and the current rate of compensation for each such employee (including a separate statement of bonuses and fringe benefits). There is no liability for unpaid salary or wages, bonuses, vacation time, or other employee benefits due or accrued, nor liability for withheld or deducted amounts from employees' earnings, for the period ending on or immediately prior to the Closing Date, including without limitation commission payments to agents, representatives or employees except as listed in the Financial Statements or in Schedule 3.8.1. There are no labor disputes, strikes, work stoppages or other interruptions in service or performance pending or threatened, and all relationships between the Company and its employees are generally stable and satisfactory.

     3.19 Insurance. The Company maintains in effect, and has at all times maintained in effect, product liability insurance, motor vehicle and comprehensive general liability insurance and workers' compensation insurance covering the Business and fire and extended coverage insurance with respect to the Property and the Assets. Schedule 3.19 attached hereto is a complete list of all of the Company's insurance policies (including the amount of coverage and exclusions thereunder) in effect at present and as to product liability and comprehensive general liability, in effect since 1990. All such insurance policies are owned solely and exclusively by the Company. To the best of Sellers' knowledge no event has occurred that may enable an insurer to rescind, revoke or cancel any such policies or to seek any additional or retroactive premium, charge, fee or penalty.

     3.20 Customer and Supplier Relationships: Warranty Claims. The Company has not received any notice that any customer or supplier of the Company intends to discontinue or materially alter the prices or terms of, or substantially diminish, its relationship with the Company. Other than as set forth on Schedule 3.20, since December 31, 1996, there are no outstanding warranty claims against the Company by any of its customers with respect to products sold or services rendered by the Company.

     3.21  Accounts  Receivable  and  Notes  Receivable.  Except as set forth in
Schedule 3.21 attached hereto, the accounts receivable and notes receivable of the Company, represent bona fide claims which the Company has against debtors for sales, services or funds advanced arising on or before the Closing Date, are not subject to counterclaims, setoffs or deductions of any kind other than trade discounts, and are not subject to additional requirements of performance by the Company. The aggregate amount of customer advance payments (i.e., payments in excess of actual work performed or materials supplied as of the date of such payment) received by the Company at or prior to December 31, 1996 with respect to such accounts receivable are set forth in the Balance Sheet. Such receivables have been recorded in accordance with the Company's historical revenue recognition policy and have been collected or are collectable in accordance with their terms at the full face amount.

     3.22 Accounts Payable. The accounts payable of the Company represent bona fide claims which creditors have against the Company for sales or services, are not subject to counterclaims, setoffs or deductions by the Company, and are not subject to additional requirements of performance due to the Company. All of the accounts payable have been created pursuant to receipt of goods or services conforming to the terms of purchase orders executed in favor of unrelated third parties in the ordinary course of business.

     3.23 Bonds; Guarantees. There are no bonds, guarantees, notes, sureties, letters of credit, indebtedness or other similar credit agreements or debt obligations that exist with respect to the Company, the Business or any of the Assets except as set forth in Schedule 3.23 attached hereto. The Company is not in default on the payment of any principal or interest on any indebtedness for borrowed money, nor is the Company otherwise, to its knowledge, in default under any indemnity, fidelity or contract bond or letter of credit, note, guarantee or other credit agreement or debt obligation or instrument.

     3.24 Absence of Undisclosed Liabilities. Except as specifically and explicitly reserved against in the Financial Statements, the Company is not subject to any material liability or financial obligation (direct or indirect, absolute, contingent, accrued or otherwise), other than liabilities or financial obligations arising in the ordinary course of business since September 30, 1996. The Company is not in default with respect to any term or condition of any indebtedness or liability (including any current or deferred trade payable). Sellers know of no facts or circumstances which might reasonably serve as the basis for any material liabilities or financial obligations with respect to the Company or the Stock which are not disclosed pursuant to this Agreement. For purposes of this Section 3.24, any individual liability, or all such liabilities in the aggregate, are deemed to be material if the individual or aggregate value is greater than $1,000.

     3.25 Inventories. Any and all inventories of the Company reflected in the Financial Statements, plus any replacements for such items acquired on or before the Closing Date, and minus any such items sold or leased by the Company in the ordinary course of business on or before the Closing Date, including the physical count of the inventory taken December 23, 1996 at the Danville, Kentucky facility of the Company and December 30, 1996 at the Villa Park,
Illinois facility of the Company (the "Inventories"), are properly valued in accordance with generally accepted accounting principles consistently maintained and applied except as set forth in Schedule 3.25 attached hereto, at (i) in the case of raw material or purchased components the lower of acquisition cost or market value on an item by item FIFO basis, or (ii) in the case of work-in-progress and finished goods, the sum of the value of raw material and purchased components, direct labor and factory burden applicable to such items, which sum shall be calculated by reference to (a) raw materials and purchased components valued at the lower of acquisition costs or market costs, (b) direct labor valued at the Company's labor rates which are based on actual recorded direct labor minutes multiplied by the average shop-wide, direct labor rate in effect at December 31, 1996, and (c) standard factory burden expressed and valued as a percentage of standard direct labor costs, for the respective products, which percentage shall be those used by the Company as of December 31, 1996, adjusted to eliminate the cost of the (x) wages, fringe costs and expenses of any engineering activities that are not directly related to application engineering, (y) the wages, fringe costs and expenses of any sales, marketing and service activities, and (z) any other costs, including general administrative costs, inconsistent with generally accepted accounting principles in the calculation of factory burden. Except for obsolete and slow-moving items which have been fully written off and except for items sold in the ordinary course of business, the Inventories consisted of and will, at the Closing Date, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount. With respect to Inventories in the hands of suppliers for which the Company is committed as of the date of this Agreement or as of the Closing Date, such inventory is described in Schedule 3.25 attached hereto and is reasonably expected to be usable in the ordinary course of business as the Business is presently being conducted. All items included in the Inventories are the property of the Company. No items are held by the Company on consignment from others. The Inventories are free of defects and, to the extent that they consist of finished or semi-finished goods, also comply with the specifications submitted by the intended purchasers thereof pursuant to valid and non-cancelable purchase orders.

     3.26 Equipment and Manufacturing. The machinery, equipment, patterns, tools, dies, jigs, fixtures, vehicles, trucks, furniture and other assets owned, retained, used or held for use by the Company are complete and adequate for the purpose of manufacturing the items made by the Company and for the purpose of providing the services rendered by the Company in connection with the Business.
Schedule 3.26 sets forth all machinery and equipment used to conduct the Business (the "Equipment"), and the Company's software and computer programs used in its business, including any software or computer programs not wholly-owned by the Company ("Third Party Software"). The engineering drawings, specifications and manufacturing data possessed or owned by the Company are all of such items that are necessary to manufacture the products presently being manufactured by the Company and to provide the services rendered by the Company in connection with the Business.

     3.27 Charter Documents. The Company has delivered or made available to Purchaser certified copies of its Articles or Certificate of Incorporation and By-laws, each as amended to date, as well as copies of its minute books covering the period from the date of the Company's incorporation to the date of this Agreement. Such Articles or Certificate of Incorporation and Bylaws are complete, correct and current. The minute books of the Company contain a complete, correct and current record of all meetings and other corporate actions of the stockholders and Board of Directors of the Company since the incorporation of the Company.

     3.28  Subsidiaries.  There are no subsidiaries of the Company.

     3.29 "S" Corporation Status. Since January, 1987, the Company has been qualified as an "S" corporation within the meaning of Section 1361(a)(1) of the Code (and under any comparable state law) and will be so qualified until the Closing.

     3.30 No Material Misrepresentations or Nondisclosures. Neither this Agreement nor any Exhibit or Schedule attached hereto nor the Materials (as defined in Section 3.9 above) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact not disclosed to Purchaser by Sellers which adversely affects the Company, the Stock, the Business or the Assets, or which in the future, as a result of existing material facts whose impact has not yet been experienced, may (so far as Sellers can now reasonably foresee) adversely affect the Company, the Stock, the Business or the Assets.

                           ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PURCHASER
          All representations and warranties contained herein shall survive the Closing until such time(s) as stated in Article XVI, and none shall merge into any Closing documents. Purchaser represents and warrants the following as of the date of this Agreement and of the Closing Date:

     4.1 Corporate Standing. Purchaser is a corporation organized, existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate authority to own, lease and operate its properties and businesses, and is in good standing and is qualified to transact business as a foreign corporation in all states in which the nature of its business or the properties owned by it require it to be qualified.

     4.2 Authority and Non-Contravention. Purchaser has the full corporate power and authority to enter into, execute, deliver and perform this Agreement and all Exhibits to which it is a party. The execution, delivery and performance of this Agreement and such Exhibits, and the consummation of all transactions contemplated herein and therein, have been duly authorized by all necessary corporate action of Purchaser. This Agreement and such Exhibits, when executed and delivered by Purchaser, shall be valid and binding obligations of Purchaser, enforceable against it in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of mandatory equitable relief may not be available. Except for approvals of governmental authorities neither the execution and delivery of this Agreement nor the execution and delivery of the certificates and documents set forth as Exhibits hereto nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles or Certificate of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser, or by which any of Purchaser's assets are bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of Purchaser's assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which Purchaser is a party or by which any of its assets are bound or affected. Purchaser is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality and no approvals or non-objections are required to be obtained or made by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

     4.3 Investment Intent. Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

     4.4 Financing. As of the Closing, Purchaser will have the financial capacity to perform its obligations under this Agreement.

                            ARTICLE V
                     COVENANTS OF THE SELLERS
     Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause the Company to:

     5.1 Management of the Company. Operate the Business in a prudent manner consistent with past practices, and in the usual and ordinary course, and use its best efforts to preserve the goodwill of suppliers, distributors, sales representatives, customers, creditors and others having business relationships with the Company, and shall safeguard and preserve the confidentiality of all books, records and information relating to the Company in a prudent manner consistent with past practices.

     5.2 Accounting Practices. Refrain from making any change in the accounting practices or procedures governing the Company and its financial reporting.

     5.3 Stock Restrictions. Refrain from delivering, pledging, encumbering, selling, or otherwise disposing of any of the Shares, or issuing, redeeming or repurchasing any shares of the Stock, or granting, issuing, selling, purchasing or disposing of any option, warrant or right to acquire any shares of the Stock; and refrain from making, paying, declaring or setting aside any dividend, or making any distribution on account of any of the Shares. Not enter into, issue, or grant any agreements, arrangements, warrants, calls, options, convertible rights, splits, combinations, reclassifications or other rights (vested or contingent) in respect of or to acquire any of the Stock.

     5.4 Reorganization. Refrain from acquiring or agreeing to acquire by merger or consolidation, purchase of capital stock or assets, or by any other manner, any business, corporation, partnership or other business unit, division or organization.

     5.5 Maintaining Assets. Except as approved in advance by Purchaser, maintain the fixed Assets in good condition, repair and working order, normal wear and tear excepted; and refrain from (a) making or permitting any sales, transfers or dispositions of any of the Assets (other than Inventory in the ordinary course of business); (b) entering into any contracts (including employment agreements), leases, or commitments (including the purchase of capital assets), or any amendments or modifications to contracts, leases or commitments existing at the date of this Agreement, involving the Business or the Assets, other than those in the ordinary course of business, and other than those that can be terminated without obligation or penalty at the Closing; (c) taking or permitting any action or entering into or permitting any contract or agreement prohibited by Section 3.9 of this Agreement; and (d) compromising any claim of the Business.

     5.6 Encumbrance of Assets. Refrain from mortgaging, pledging or subjecting to any mortgage, pledge, lien, charge or other encumbrance any of the Assets other than pursuant to existing liens disclosed to Purchaser or in the ordinary course.

     5.7 Compensation. Refrain from making or permitting any increase in the compensation or benefits payable or to become payable to any of the directors, officers, employees or agents of the Company, or making any new bonus payment or arrangement or benefit to or with any of them, or hiring any additional employees other than in the ordinary course of business.

     5.8 Insurance. Have in effect and maintain at all times all insurance now in force relating to the Company, the Business and the Assets.

     5.9 Preserve Organization. Use its best efforts to preserve the business organization of the Company intact, and to keep available the services of the present officers and employees of the Company.

     5.10 Access to the Records of the Company. Allow Purchaser, its representatives, attorneys and accountants to continue to have reasonable access to the records and files, audits, facilities and employees of the Company relating to the Company, the Business and the Assets, as well as all information relating to taxes, commitments, contracts, titles and financial condition of, or otherwise pertaining to, the Company. The Company agrees to cause its accountants and attorneys to cooperate with Purchaser and its accountants in making available all financial information concerning the Company as is requested, and Purchaser and its accountants shall have the right to examine all working papers pertaining to the financial condition of the Company relating to the Company, the Business and the Assets, provided that such examinations shall be designed to cause minimal disruption to the Company, the Business and work force, and in any event, shall be undertaken with reasonable prior notice and during normal business hours of the Company.

     5.11 Consents and Authorizations. Use its best efforts to obtain all government authorizations and contractual and leasehold consents and permits necessary to enable the consummation of all transactions contemplated hereby without causing the discontinuation or termination of any permits or of any contractual relationships maintained by the Company.

     5.12 Fulfill Closing Conditions. Use its best efforts to take, or to cause to be taken, all action reasonably necessary or appropriate to cause each of the conditions set forth in Articles VII and VIII to be fulfilled on or prior to the Closing Date.

     5.13 Taxes. File and pay when due all federal, state, local and foreign income, franchise and other taxes of the Company, including any taxes on or arising out of this transaction. Refrain from taking any action to terminate or revoke its "S" corporation election before the Closing Date.

     5.14 Financial Reports. Provide Purchaser with (i) copies of any financial statements prepared by the Company in the course of its business, to be provided promptly after they become available; (ii) cumulative and monthly management reports of the Business (including statements of revenues and expenses), to be provided within 15 days following the end of each month; and (iii) written notice immediately upon any significant change in the Business's prospects, deviations from the ordinary course of business, or any other event that represents a material adverse change in the prospects of the Business, or the financial position or operations of the Company.

     5.15 Certificate of Incorporation and By-Laws. Refrain from amending the Articles or Certificate of Incorporation or By-Laws of the Company.

     5.16 Damage or Destruction of Assets. Notify Purchaser immediately in the event of any damage to or destruction of any of the material Assets.

     5.17 No Shop. Refrain, and cause the Company's officers, directors, employees, agents and Affiliates to refrain, from initiating or entering into any negotiations or soliciting or discussing or encouraging (including by way of furnishing non-public information) any offer or proposal regarding the sale, direct or indirect, of any of the Shares; the sale, direct or indirect, of any of the Assets (other than Inventory in the ordinary course of business); the issuance of any of the Stock or any options, warrants, or rights to acquire capital stock of the Company; or any merger, consolidation or similar transaction involving the Stock or the Shares or any of the Assets; with any party other than Purchaser or an Affiliate of Purchaser. The Seller shall promptly notify Purchaser of any such proposal or offer, or any inquiry or contact with any person with respect thereto, and the terms thereof.

     5.18 Confidentiality. Continue, and cause the Company's officers, directors, employees, agents and Affiliates to continue, to observe, perform, and comply with that certain confidentiality agreement executed November 5, 1996, by the Company.

     5.19 Plans. Refrain from modifying, canceling or establishing any Employee Benefit Plan.

                           ARTICLE VI
                      COVENANTS OF PURCHASER
     Between the date of this Agreement and the Closing Date, Purchaser shall:

     6.1 Fulfill Closing Conditions. Use its best efforts to take, or cause to be taken, all action reasonably necessary or appropriate to cause each of the conditions set forth in Articles VII and VIII to be fulfilled on or prior to the Closing Date.

     6.2 Third Parties and Government Approvals. Use its best efforts to file and obtain approval of all necessary documentation, and to obtain all necessary approvals of third parties and of appropriate regulatory authorities, with respect to the Proposed Transactions.

     6.3 Confidentiality. Continue, and cause Purchaser's officers, directors, employees, agents and Affiliates to continue, to observe, perform, and comply with that certain confidentiality agreement executed November 8, 1996 by Purchaser's parent and to which Purchaser became a party January 10, 1997.




                           ARTICLE VII
           CONDITIONS PRECEDENT TO CLOSING BY PURCHASER
     Purchaser shall not be required to proceed on the Closing Date with the proposed Transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by Purchaser:

     7.1 Representations and Warranties. Each of the warranties and representations of Sellers contained herein shall be true and correct as of the date of this Agreement, and shall also be true and correct as of the Closing Date as if then originally made.

     7.2 Covenants. Sellers shall have complied with each of the covenants required of them on or prior to Closing.

     7.3 Sellers' and Officers' Certificate. Sellers shall have delivered to Purchaser a certificate of Sellers, and a certificate of the President and Chief Financial Officer of the Company, dated the Closing Date, certifying to the best of the knowledge and belief of such persons and in such detail as Purchaser reasonably requests to the accuracy of Sellers' representations and warranties contained herein, and to the fulfillment of Sellers' covenants and to the conditions precedent to Purchaser's obligations to consummate the transactions contemplated by this Agreement ("Sellers' and Company Certificate").

     7.4 Good Standing. Sellers shall have delivered to Purchaser a certificate of good standing from the State of Illinois and a certificate of authorization from the State of Kentucky for the Company.

     7.5 Legal Opinion. Sellers shall have delivered to Purchaser a legal opinion, in substantially the form attached hereto as Exhibit 7.5, from Childress, Eshoo, Williams & Zdeb, counsel to Sellers ("Sellers' Opinion").

     7.6 Governmental Approvals. Sellers, the Company and/or Purchaser, as the case may be, shall have received all governmental and regulatory consents, non-objections or permits from all Federal, state, local and foreign governmental authorities necessary to permit Sellers, Purchaser, and the Company to consummate the Proposed Transactions, and to enable the Company to conduct the Business after the Closing Date in all material respects as the Company conducted such Business on the date of this Agreement.

     7.7 Material Adverse Change. There shall have been no material adverse change (or changes which in the aggregate are materially adverse) since the date hereof in the financial condition, results of operations, Assets, Business, prospects or products and services provided by the Company, whether by reason of change in government regulation or action or otherwise.

     7.8 Bankruptcy. Neither the Company nor any of Sellers shall be the subject of a petition for bankruptcy, reorganization or liquidation under the Federal bankruptcy laws, or under state or foreign insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

     7.9 Due Conveyance: Consents. The Shares, at Closing, will be conveyed and assigned to Purchaser free and clear of all liens, charges, encumbrances and third party adverse claims, and all necessary consents of other parties to the contracts, agreements and licenses forming a part of the Business, shall have been obtained without burdensome limitations or conditions.

     7.10 Lawsuits. No action, suit or proceeding shall have been instituted or threatened before a court, arbitration panel or governmental body with respect to the Proposed Transactions, and no regulatory enforcement proceeding shall be pending before any governmental agency or body with respect to the Proposed Transactions.

     7.11 Environmental Audit. The parties acknowledge hereby that an environmental audit has been performed of the Current Property, the results of
which have been received.   The Parties shall
split the cost of this audit.

     7.12 Debt. At the Closing Date the Company shall have no debt, other than trade debt, other accounts payable incurred in the ordinary course of business and the debt set forth on the balance sheet at December 31, 1996, which forms part of the Financial Statements.

    7.13 Directors. Mr. M. Hill and Mr. Nedbal shall have resigned in writing from the Board of Directors of the Company effective upon the Closing.

    7.14 Non-Fulfillment Date. In the event that one or more of the foregoing conditions in this Article VII is not fulfilled as of February 21, 1997, (the "Non-Fulfillment Date"), Purchaser may, upon notice to the Company and on or prior to the Closing Date, elect either (i) to waive the condition and proceed to Closing; or (ii) not to consummate the Proposed Transactions and terminate this Agreement without any further liability on the part of either of the Parties.

    7.15 Employment Agreements.  Messrs. Donald Hill, Allen Reczek,
Elmer Utley,and Robert Martinelli shall have executed and delivered employment agreements on terms and conditions acceptable to Purchaser substantially in the form of Exhibit 7.15 attached hereto.

    7.16 Shareholder Agreement. Purchaser and those Sellers retaining any of the Stock shall have executed and delivered, effective upon the Closing Date, a shareholder agreement on terms and conditions acceptable to the Parties substantially in the form of Exhibit 7.16 attached hereto.

                          ARTICLE VIII
           CONDITIONS PRECEDENT TO CLOSING BY THE SELLER
    Sellers shall not be required to proceed on the Closing Date with the transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by Sellers:

    8.1 Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if then originally made.

    8.2 Covenants. Purchaser shall have complied with each of the covenants required of it on or prior to Closing.

    8.3 Officers' Certificate. Purchaser shall have delivered to Sellers a certificate of its President and Chief Financial Officer, dated the Closing Date, certifying to the best of the knowledge and belief of such officers and in such detail as Sellers reasonably request to the accuracy of Purchaser's representations and warranties, and to the fulfillment of Purchaser's covenants and of the conditions precedent to Sellers' obligations to consummate the transactions contemplated by this Agreement ("Purchaser's Certificate").

    8.4 Good Standing. Purchaser shall have delivered to Sellers a certificate of good standing from the State of Delaware.

    8.5 Legal Opinion. Purchaser shall have delivered to Sellers a legal opinion, in substantially the form attached hereto as Exhibit 8.5, from
R. Bruce Dewey, general counsel of Purchaser
("Purchaser's Opinion").

    8.6 Governmental Approvals. Sellers, Purchaser and/or the Company, as the case may be, shall have received the any necessary governmental and regulatory consents, non-objections or permits necessary to permit the Parties to consummate the Proposed Transactions.

    8.7 Bankruptcy. Neither Purchaser nor its parent shall be the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

    8.8 Lawsuits. No action, suit or proceeding shall have been instituted or threatened before a court, arbitration panel or governmental body with respect to the Proposed Transactions, and no regulatory enforcement proceeding shall be pending before any governmental agency or body with respect to the Proposed Transactions.

    8.9 Corporate Authorizations. There shall have been obtained, by means in conformity with all applicable provisions of Delaware law, the approval of Purchaser's Board of Directors to the Proposed Transactions.

    8.10 Non-Fulfillment Date. In the event that one or more of the foregoing conditions in this Article VIII is not fulfilled as of the Non-Fulfillment Date, Sellers may, upon notice to Purchaser and on or prior to the Closing Date, elect either (i) to waive the condition and proceed to Closing; or (ii) not to consummate the Proposed Transactions and terminate this Agreement without any further liability on the part of either of the Parties, except that the foregoing shall not relieve either of the Parties from liability for damages actually incurred as a result of breach of this Agreement.




                                   ARTICLE IX
                                     CLOSING
    The actual consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on January 31, 1997 (the "Closing Date") at the offices of the Company in Villa Park, Illinois or such other date or at such other place as shall be otherwise agreed by the Parties hereto.

                                    ARTICLE X
                           OBLIGATIONS AT THE CLOSING
    10.1  Sellers' Obligations.  At the Closing, Sellers shall deliver to
Purchaser:

    10.1.1 Sellers' and the Company Certificate, or, if any representation or warranty is untrue or incorrect, specifying the respect in which it is untrue or incorrect or, if any such covenant is unfulfilled, specifying the respect in which it is unfulfilled, or, if any such condition is unfulfilled, specifying the respect in which it is unfulfilled;

    10.1.2    Sellers' Opinion;

    10.1.3 The certificates representing all of the Shares, together with appropriate stock powers or forms of transfer in a form satisfactory to Purchaser and executed by each of respective Sellers assigning such certificates to Purchaser, free and clear of any liens, claims, options, encumbrances or restrictions of any nature whatsoever.

    10.2 Purchaser's Obligations. At the Closing Purchaser shall deliver to Sellers or as instructed by Sellers:

    10.2.1 Purchaser's Certificate, or, if any such representation or warranty is untrue or incorrect, specifying the respect in which it is untrue or incorrect, or, if any such covenant is unfulfilled, specifying the respect in which it is unfulfilled, or, if any such condition is unfulfilled, specifying the respect in which it is unfulfilled;

    10.2.2 A copy of resolutions adopted by the Board of Directors of Purchaser, certified by its Secretary, authorizing or ratifying the execution and delivery of this Agreement and the performance by Purchaser of its respective obligations hereunder;

    10.2.3     Purchaser's Opinion;

    10.2.4     Current funds in the amounts specified in Section 2.2.



                                   ARTICLE XI
                   FURTHER COVENANTS OF SELLERS AND PURCHASER
    Sellers and Purchaser shall, as described below, each perform the indicated tasks designated to be performed by them:

    11.1 Joint Notice. After the Closing, Sellers and Purchaser shall cooperate, to the extent practicable and reasonable, in giving joint notice of the consummated transactions to each customer, creditor, distributor, sales representative and supplier of the Business.

    11.2 Further Assurances. Sellers agree that, from time to time and without further consideration, they will execute and deliver such further documents and take such other action as Purchaser may require more effectively to transfer to and vest in Purchaser and put Purchaser in possession of the Shares and all right and interest in the Shares.

    11.3 Contracts. If any of the Contracts require the consent of a third party in order not to be discontinued or terminated due to the transfer of Shares consummated hereunder, and such consent cannot be obtained prior to Closing despite the Parties' best efforts, the Parties shall continue to use their best efforts to obtain the third party's consent after the Closing Date.

                                   ARTICLE XII
                                   TAX MATTERS
    12.1 Certain Definitions. For purposes of this Article XII, "Taxes" means all federal, foreign, state or local net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, withholding, "tollgate", payroll, employment, excise, property or similar taxes, assessments, duties, fees, levies or other governmental charges (including, without limitation, any liability for taxes arising from a consolidated return and imposed by Treasury Regulations section 1.1502-6) together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, and "Carryforwards" means any federal or state tax loss carryforwards, investment tax credits, and foreign tax credits of the Company arising from taxable years or periods prior to the Closing Date.

    12.2  Tax Indemnification

    12.2.1 Notwithstanding any other provision of this Agreement, Sellers hereby agree to indemnify Purchaser against and hold it harmless from (i) all liability for Taxes of the Company attributable to taxable years or periods ending on or before the Closing Date and, in the case of taxable years or periods beginning before and ending after the Closing Date, the portion of such years or periods ending at the close of business on the Closing Date (the "Pre-Closing Tax Period"), (ii) all liability whenever incurred for Taxes of Sellers, and (iii) any liability resulting from a failure of any of Sellers to fulfill their obligations under this Article XII.

    12.2.2 Notwithstanding any other provision of this Agreement, Purchaser hereby agrees to indemnify Sellers and hold them harmless from (i) any liability for Taxes of the Company attributable to any taxable periods or portions thereof commencing after the Pre-Closing Tax Period, and (ii) any liability resulting from a failure of Purchaser to fulfill its obligations under this Article XII.

    12.2.3 In addition to, and not in derogation of, the foregoing, in the event that the amount of any Carryforward is reduced from the amount set forth in Section 12.2 for any reason whatsoever, including, without limitation, as a result of a final determination of taxable income for taxable periods ending on or before the Closing Date, or as a result of any Adjustment (as defined in Section 12.10.3), Sellers hereby agree to indemnify Purchaser against and hold it harmless from any additional liability for Taxes that the Purchaser and/or the Company incurs as a result of the reduction of the amount of such Carryforward.

    12.3 Closing of Taxable Period. Each of Purchaser and Sellers agree to cause the Company to file all appropriate Federal, state, local and foreign tax returns (the "Tax Returns") on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

    12.4 Preparation and Filing of Tax Returns by Sellers. Sellers shall prepare and timely file or shall cause the preparation and timely filing of all appropriate Tax Returns (including reporting the sale of assets under Section 338(h)(10) as set forth in Section 12.17 below) that include, on a consolidated or any other basis, the income of the Company for all periods ending on or before the Closing Date for those jurisdictions which permit or require a short period tax return ending as of the close of business on the Closing Date. Purchaser will cooperate with Sellers in making available to them any records necessary to enable them to comply with this Section 12.4. At the request of Sellers, Purchaser shall cause the Company to grant a Power of Attorney to such persons as Sellers may designate to file such Tax Returns in the name of the Company.

    12.5 Preparation and Filing of Tax Returns by the Company. Purchaser and/or the Company shall prepare and timely file or shall cause the preparation and timely filings of (i) all Tax Returns with those jurisdictions not allowing a short period Tax Return ending as of the close of business on the Closing Date and (ii) all other Tax Returns of any kind with respect to Company that are due after the Closing Date (other than Tax Returns to be filed by Sellers pursuant to Section 12.4). Sellers will cooperate with Purchaser and the Company in making available to Purchaser any records necessary to enable Purchaser and the Company to comply with this Section 12.5. For all tax periods commencing after the Closing Date, Purchaser and the Company shall have responsibility for the preparation and filing of all Tax Returns relating to the assets, operations and income of the Company.

    12.6 Payment of Taxes by Sellers Directly to Taxing Authorities. Except as provided in Section 12.7, Sellers shall pay or cause to be paid all Taxes due with respect to Tax Returns which they are required to file pursuant to Section 12.4.

    12.7 Payment of Taxes by Sellers to Purchaser. With respect to any jurisdiction which does not permit or require a short period Tax Return ending as of the close of business on the Closing Date, Sellers shall compute or cause to be computed the Tax liability which would be reflected on an Tax Return for the Company for that jurisdiction for the period through and including the Closing Date (as if such a short taxable period existed and a return was permitted or requested in respect thereof), and Sellers shall pay such amount (less any estimated tax payments paid prior to the Closing Date) to Purchaser or the Company on or before the due date, including extensions for the payment of taxes to such jurisdiction with respect to the Tax Return to be filed by Purchaser and/or Company. In the event that the estimated tax payment paid prior to the Closing Date exceeds the amount of tax to be paid by the Company on a tax return required under this Section 12.7, Purchaser shall pay or cause to be paid such excess to Sellers. Any tax credits and any exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

    12.8 Consolidated and Unitary Tax Returns. Sellers agree to permit Purchaser to cause the Company to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that would, absent such election, be carried back to a taxable period of the Company ending on or before the Closing Date.

    12.9 Cooperation in Preparing and Filing Returns. Sellers and Purchaser shall, and Sellers and Purchaser shall cause the Company to, cooperate fully with each other in connection with the preparation and filing of the Tax Returns or other tax returns, including but not limited to the furnishing or making available of records, books of account and any other information necessary for the preparation of any tax returns. Purchaser shall, and Purchaser shall cause the Company to, provide Sellers with completed Tax Returns or tax return information packages for the Company including, but not limited to, all supporting documentation as required in prior years within one hundred twenty
(120) days after the Closing Date, for taxable periods ending on or prior to or including but not ending on the Closing Date. Sellers shall furnish Purchaser with completed federal and state Tax Returns or with pro-forma returns for the Company by the earlier of ninety (90) days after receipt of all information required for the proper completion of such returns or on or before thirty (30) days prior to the due date of such returns.

    12.10 Intentionally Left Blank.

    12.11 Transfer Taxes. Sellers shall be liable for any stock transfer, conveyance, stamp and other taxes arising from the sale and transfer of the Shares.

    12.12 Negotiation, Settlement or Contest of Tax Disputes. Sellers and their duly appointed representatives shall have the sole right to supervise or otherwise coordinate any tax examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund of Taxes (a "Tax Claim") for taxable periods ending on or before the Closing Date. In addition, Sellers shall be entitled to participate at their expense in the defense of any Tax Claim relating to any year or period that includes the Closing Date for which Sellers may be required to pay amounts to Purchaser and/or the Company pursuant to this Article XII, and with the written consent of Purchaser and/or the Company, and at the Sellers' sole expense, may assume the entire defense of such Tax Claim. Purchaser shall not, and shall not allow the Company to, settle any Tax Claim for a year or period ending on or before the Closing Date or including the Closing Date without the consent of Sellers (which shall not be unreasonably withheld) if, with respect to such claim, Sellers would be required to pay amounts to Purchaser and/or the Company pursuant to this Article XII.

    12.13 Cooperation in Connection with Examinations. Purchaser shall, and shall cause the Company to, give prompt notice to Sellers of the assertion of any claim, or the commencement of any suit, action, proceeding, investigation or audit with respect to any Tax Return for any period or portion thereof ending on or before the Closing Date that includes the operations of the Company, describing in reasonable detail the facts pertaining thereto and the amount or an estimate of the amount of the liability arising therefrom. Sellers and Purchaser shall, and the Purchaser shall cause the Company to, cooperate fully in any such action by furnishing or making available records, books of account or other materials or taking such other actions as may be necessary or helpful for the defense against the assertions of any taxing authority as to any consolidated, combined or separate Tax Return for such periods.

    12.14 Assignment of Tax Refunds. Purchaser shall, and shall cause the Company to, assign to Sellers all Tax refunds, including interest, relating to the Company with respect to any taxable year or period ended as of or prior to the close of business on the Closing Date, and, with respect to any taxable year or period that includes the Closing Date, the portion of such year or period ending on and including the Closing Date. Purchaser shall, and shall cause the Company to, pay over to Sellers promptly upon receipt all such refunds received directly by any of them.

    12.15 Record Retention. Sellers and Purchaser shall retain, and cause the Company to retain, full and complete records for all tax periods which remain subject to audit by action of statute or waiver for all periods or portions thereof through and including the Closing Date. To the extent that such records are currently maintained in both a hard copy and an electronic media format, the Parties agree to cause both such types of records that pertain to the income or operations of the Company prior to the close of business on the Closing Date to be retained by Company and not to be destroyed without prior written approval of Sellers or Purchaser, as the case may be. The Parties agree to cause the Company to enter into such record retention agreements as may be requested by the Internal Revenue Service with respect to all tax periods ending on or prior to the Closing Date.

    12.16 Termination of Tax Allocation Agreement. Any tax allocation agreement or arrangement with respect to the Company that may have been entered into by Sellers or its affiliates on the one hand and the Company on the other hand shall be terminated as of the Closing Date, and no payments that are owed by or to the Company pursuant thereto shall be of effect or enforceable, except that any provision in such tax allocation agreement to provide information regarding attributes or characteristics of the Company relevant to the determination of any Taxes to the Company upon departure from the consolidated group of which Sellers were a member shall be carried out by, and enforceable against, Sellers or as provided for in such tax allocation agreement.

    12.17  Section 338(h)(10) Election

            (a) Sellers and Purchaser agree to execute Internal Revenue Service Form 8023-A and to jointly and timely file an election under Section 338(h)(10) of the Internal Revenue Code (the "Code"), and any comparable election, under applicable state or local tax laws that provide for an election comparable to a Code Section 338(h)(10) election, with respect to the purchase of the Shares. Sellers and Purchaser shall cooperate fully with each other to take all necessary and appropriate actions to accomplish the completion and filing of such election in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-l and the provision of applicable state or local tax laws and regulations.

            (b) When the joint election is made under Section 338(h)(10) of the Code with respect to the purchase of the Shares, Purchaser and Sellers agree that the Purchase Price reflects the fair market value of the assets of the Company deemed sold pursuant to such election and the Purchase Price shall be allocated among the assets as set forth in Schedule 12.17 (the "Purchase Price Allocation"). Purchaser agrees to report or cause the Company to report, and the Sellers agree to report, the deemed sale of the Company's assets in a manner consistent with the Purchase Price Allocation issued pursuant to this Section 12.17.

            (c) Sellers and Purchaser each acknowledge that each has independently consulted with its own respective tax advisors concerning the tax consequences of an election under Section 338(h)(10) of the Code, and neither Party shall have any recourse against the other with respect to the actual tax effects thereof under this Agreement.

          (d) Sellers and Purchaser agree that the obligations specified in this
Section 12.17 shall be modified as necessary to reflect adjustments to the Purchase Price, if any, and such adjustments shall be made pursuant to the provisions of Treasury Regulations section 1.338(b)-3T, as well as other relevant provisions of Section 338 of the Code and the regulations thereunder. Moreover, Purchaser shall prepare revisions to Schedule 12.17 hereto to reflect such adjustments and shall timely forward such revised schedule to Sellers. Purchaser and Sellers further agree to timely make all filings as may be required by any or all of them by any relevant taxing jurisdictions to reflect such adjustments and to file all tax returns in a manner consistent with such adjustments.

          (e) In addition to their obligations under the foregoing subsections, Sellers and Purchaser shall, and Sellers and Purchaser shall cause the Company and their Affiliates to, cooperate fully with each other in connection with the preparation and filing of all Tax Returns relating to the Company, including but not limited to the furnishing or making available of records, books of account and any other information necessary for the preparation of such tax returns.

          (f) Without limiting the effect of this Section 12.17, if no joint election is made under Section 338(h)(10) of the Code with respect to the purchase of the Shares through the acts or omissions of Purchaser, Purchaser shall be liable for and hereby agrees to indemnify Sellers for any and all liability for Taxes imposed on Sellers attributable, directly or indirectly, to any elections made by Purchaser pursuant to Section 338(g) of the Code.

         (g) Purchaser shall attach Internal Revenue Service Form 8023-A, executed by Sellers and Purchaser, to the Company's federal income tax return for the taxable year which ends on the Closing Date its Federal income tax return for the taxable year which begins immediately after the Closing Date. Purchaser shall attach Internal Revenue Service Form 8023-A, executed by Sellers and Purchaser, to its Federal income tax return for the taxable year which includes the Closing Date. In the event that a joint election is made under
Section 338(h)(10) of the Code with respect to the purchase of the Shares, Purchaser and Sellers agree that the Purchase Price reflects the fair market value of the assets of the Company deemed sold pursuant to such election and the Purchase Price shall be allocated among the assets as set forth in Schedule
12.17 hereto (the "Purchase Price Allocation"). Buyer also agrees to report or cause the Company to report, and the Sellers agree to report, the deemed sale of the Company's assets in a manner consistent with the Purchase Price Allocation issued pursuant to this Section 12.17.

         (h) In the event that any of Sellers fails to take any action required under this Section 12.17 or breaches any covenant hereof, Sellers shall be liable for and hereby agree to indemnify Purchaser for any and all liability for Taxes imposed on Purchaser or the Company attributable, directly or indirectly, thereto.

    12.18 Survival. All rights and obligations provided for in this Article XII shall remain in force notwithstanding any other provision of this Agreement, except in the event of termination of this Agreement pursuant to Section 7.14 or
Section 8.10.

    12.19 Priority of Article. In the event of a conflict between the provisions of this Article XII and any other provision of this Agreement, the provisions of this Article XII shall control.

                          ARTICLE XIII
                   COVENANTS AGAINST COMPETITION
    In partial consideration of the Purchase Price paid for the Shares by Purchaser and for other good and sufficient consideration:

    13.1 Each of Sellers agrees not to engage, directly or indirectly, as a proprietor, stockholder, partner, employee, independent contractor or otherwise in competition with the Business or the business of Purchaser or its Affiliates during the Noncompetition Period (as hereinafter defined) in any market where the Company is then conducting the Business; provided, however, this covenant shall not apply to Messrs. Martinelli, Utley and/or Reczek in the event that they are terminated by the Company without cause; and in the event Mr. D. Hill is terminated by the Company without cause, this covenant shall apply only for a period of one year thereafter.

    13.2 Sellers agree not to do any of the following during the Noncompetition Period in any market where the Company is then conducting the Business: (i) directly or indirectly solicit or otherwise contact any present or past customers of the Company, for itself or any other person, firm or corporation, for the purpose of obtaining business in competition with the Business; (ii) directly or indirectly solicit, interfere with or endeavor to entice away from the Company any employees, sales representatives, or distributors; or (iii) directly or indirectly solicit, interfere with or endeavor to entice away from the Company any person, firm or corporation dealing or doing business with the Company. Each of Sellers agrees not to do any of the following at any time after the Closing Date: (a) directly or indirectly make use of any know-how relating to the Business's technology or any intellectual property rights of the Company; or (b) take any actions that in any manner are detrimental to the Company or the Business. Nothing in this Article XIII shall prohibit Sellers or any of their Affiliates from ownership of an equity interest not greater than 5% of any class of securities in a publicly held company engaged in a business in competition with Purchaser, its Affiliates, or with the Company.

    13.3 Except as set forth in Section 13.1 above, for purposes of this Agreement, the "Noncompetition Period" shall mean the period beginning at Closing and ending on the second anniversary of the Closing.

    13.4 Without waiving the Purchaser's rights to monetary damages, all Parties to this Agreement acknowledge that the breach of the obligations contained in this Article would result in substantial but indeterminable harm, that the restraints imposed are reasonable, that there is no adequate remedy at law for a breach of such obligations, and therefore, that injunctive relief, specific performance or other equitable remedies are appropriate to enforce the obligations undertaken in this Article XIII. In the event that a court finds that the terms of this covenant not to compete are so broad as to be unlawful and unenforceable, the Parties further agree that a reformation of the terms of this Article XIII may be appropriate in order to protect the value of the Company as a going concern, the value of the Shares being conveyed pursuant to this Agreement, and the value of the covenant set forth in this Article XIII, and to provide for the enforceability of the obligations contained in this
Article XIII to the fullest extent permitted by law.

                                   ARTICLE XIV
                      EXPENSES WITH RESPECT TO TRANSACTION
    Except as otherwise set forth in this Agreement, Sellers agree that they will pay all fees, costs and expenses incurred by them in connection with this transaction and the closing thereof, including, without limitation, the fees and expenses of their attorneys, accountants and other persons, and no portion thereof shall be paid by Purchaser. Purchaser agrees that it will pay all fees, costs and expenses incurred by it in connection with this transaction and the closing thereof, including, without limitation, the fees and expenses of its attorneys, accountants and other persons, and no portion thereof shall be paid by Sellers. Notwithstanding the foregoing, Sellers and Purchaser shall share equally any fees of filings required to be made to governmental agencies in connection with the Proposed Transactions.

                                   ARTICLE XV
                                     BROKERS
    Each of the Parties hereby agrees to indemnify and save and hold harmless the other Party, its shareholders, directors and officers from and against any and all claims, losses, damages, costs or expenses of any kind or character (including attorneys' fees) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party with any broker or finder in connection with this Agreement or the Proposed Transactions.

                            ARTICLE XVI
                          INDEMNIFICATION

    16.1  Mutual Indemnification

    16.1.1 Notwithstanding any other provisions of this Agreement, from and after the Closing, each of Sellers, severally, and the successors and assigns of any of them, hereby indemnifies Purchaser, its Affiliates, successors and assigns, and agrees to hold Purchaser, its Affiliates, successors and assigns, harmless from all Losses (as hereinafter defined) resulting from (i) a breach by Sellers of any representation, warranty, covenant or agreement under this Agreement or the Closing documents, subject to the provisions set forth in Sections 16.1.7 and 16.1.8 of this Agreement or (ii) any liabilities arising at or prior to the Closing, or any events occurring at or prior to the Closing giving rise to liability (whether such liabilities or events were known, unknown or could not be known by Sellers at or prior to the Closing), relating to the Shares.

    16.1.2 From and after the Closing Date, Purchaser, on behalf of its Affiliates and its successors and assigns, hereby indemnifies Sellers, their heirs, executors, successors and permitted assigns, and agrees to hold Sellers, their heirs, executors, successors and permitted assigns, harmless from all Losses resulting from (i) a breach by Purchaser of any representation, warranty, covenant or agreement under this Agreement or the Closing documents, or (ii) any liabilities arising after the Closing Date relating to the Shares.

   16.1.3 As used in this Agreement, the term "Indemnifying Party" shall mean the person or persons against whom a party (the "Indemnified Party") makes a claim for indemnification hereunder.

   16.1.4  The  Indemnified   Party  shall  give  written  notice  to  the
Indemnifying Party (and so long as the escrow shall exist under the Escrow Agreement to the Escrow Agent) of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. Such notice shall be given in accordance with Article XVII hereof. The giving of such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder. Such notice shall be given reasonably promptly, but the fact that the Indemnified Party failed to give notice with reasonable promptness shall not defeat a claim made pursuant hereto except to the extent that the Indemnifying Party can establish that it has been injured by such delay.

   16.1.5 In the event of any claim, action, suit or proceeding made or brought by third parties against the Indemnified Party, the Indemnified Party shall give written notice as described in Section 16.1.4 above of such claim, action, suit or proceeding with a copy of the claim, process and all legal pleadings with respect thereto. After notification, the Indemnifying Party shall participate in, and jointly with any other Indemnifying Party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the time of such assumption. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (1) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, or (2) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action reasonably satisfactory to the Indemnified Party at the time of the Indemnifying Party's assumption of the defense. If clause (2) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party. The Indemnified Party and the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

   16.1.6 As used in this Agreement, "Losses" means any and all claims, demands, costs, losses, damages and liabilities. The term "Losses" includes reasonable attorneys' fees and costs incurred in the investigation and defense of a claim, demand, cost, loss or liability, provided however that the term "Losses" does not include remuneration to the Indemnified Party's employees for time spent investigating or litigating any claim or demand. With respect to environmental matters, the term Losses also includes hazardous substances removal, remedial activity or response action required by any Environmental Law, required by judicial order or approved settlement or by order of or agreement with any governmental authority, or requested by or for Sellers, or their Affiliates.

   16.1.7 The  representations  and  warranties  of  Sellers  set forth in
Article III of this Agreement shall survive closing for 14 months from the Closing Date except Sections 3.1, 3.2 and 3.3 shall survive closing forever, and Sections 3.5, 3.7, 3.8, 3.11, 3.13, 3.14, 3.17, 3.20, 3.24, 3.29 and 3.30 shall survive for 36 months from the Closing Date. The covenants of the Sellers set forth in Article V, VI, VII, VIII and X of this Agreement shall not survive the Closing. The representations and warranties of the Purchaser set forth in Sections 4.1 and 4.2 shall survive Closing forever, that set forth in Section
4.3 shall survive for a period of 36 months from the Closing Date and that set forth in Section 4.4 shall not survive the Closing.

   16.1.8 To partially secure the indemnities of Sellers, whose liability thereof shall be several, and not joint, and in proportion to the percentage of the shares of Stock each has sold, the Purchaser shall withhold Three Hundred Thousand Dollars ($300,000) of the Purchase Price as an escrow account to be held for a maximum period of thirty-six (36) months, and subject to the Escrow Agreement attached hereto as Exhibit 2.2. No payment for indemnification shall be made by the Sellers until the first such claim (the "Triggering Claim") (which when added to the aggregate amount of all prior claims) exceeds the amount of Twenty-Five Thousand Dollars ($25,000); provided, however, no claims made prior to the Triggering Claim shall thereby become payable. So long as sufficient Escrowed Funds remain under the Escrow Agreement, Purchaser shall seek indemnification thereunder to satisfy its Losses under this Agreement.

    16.2 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, (i) each other, and (ii) any rights or remedies otherwise available.

                                  ARTICLE XVII
                                     NOTICES
    17.1 Notice. All notices and other communications required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

         (a)  As to Purchaser, addressed to:

              Formtek, Inc,
              260 North Elm Street
              Westfield, Massachusetts 01085
              Attn.: John E. Reed, President
              Fax: (413) 568-7428,

              with a copy to:
              R. Bruce Dewey, Esq.
              Formtek, Inc,
              260 North Elm Street
              Westfield, Massachusetts 01085
              Fax: (413) 568-7428;

or to such other address or addresses and to the attention of such other person or persons as Purchaser may from time to time designate in writing to Seller;

         (b) As to Sellers, addressed as set forth in Exhibit 3.3 attached hereto, or to such other address or addresses and to the attention of such other person or persons as each or any of Sellers may from time to time designate in writing to Purchaser.

    17.2 Receipt of Notice. Any notice given in accordance with this Article XVII shall be deemed to have been given when delivered personally, or when received if sent via express delivery, facsimile, or registered or certified mail, return receipt requested.

                                  ARTICLE XVIII
                  EFFECTIVENESS AND ASSIGNABILITY OF AGREEMENT
    This Agreement shall become effective when executed and delivered by Purchaser and Sellers, and shall be binding in all respects upon the respective successors and permitted assigns of each of the Parties hereto. No Party hereto may assign this Agreement in whole or in part without first obtaining the written consent of the other Party, except that Purchaser may assign its rights and obligations under this Agreement to one or more Affiliates so long as Purchaser remains responsible for its performance hereunder.

                                   ARTICLE XIX
                           ANNOUNCEMENT OF TRANSACTION

    Subject to the provisions of Section 11.1, no party hereto shall make a public announcement of any of the transactions contemplated by this Agreement without approval of the other Party, unless required by law or by applicable stock exchange requirements, and in any event such person shall provide notice accompanied by a copy of all proposed announcements to the other Party. Nothing in this Agreement shall be construed to inhibit Sellers or Purchaser from communicating with their employees regarding this Agreement, so long as Sellers or Purchaser, as the case may be, use their best efforts to make such employees comply with the confidentiality obligations contained in Section 5.18 of this Agreement.

                                   ARTICLE XX
                            COMPLETENESS OF AGREEMENT
    This Agreement and the Schedules and Exhibits hereto and Closing documents represent the entire contract between the Parties with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof, including but not limited to that certain letter of intent dated January 10, 1997. The terms and conditions of that certain Confidentiality Agreement referenced in Section 5.18 of this Agreement shall not survive the Closing of this Agreement. The Exhibits and Schedules hereto and the Closing documents are incorporated herein by reference, and shall be deemed to be included in any reference to this Agreement. This Agreement may not be amended except by action of each of the Parties hereto set forth in an instrument in writing signed on behalf of each of the Parties hereto.

                                   ARTICLE XXI
                                    CAPTIONS
    The captions to the Articles and Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.

                                  ARTICLE XXII
                                 APPLICABLE LAW
    This Agreement, the Schedules and Exhibits, and all other documents given in connection herewith, shall be construed in accordance with the laws of the State of Illinois without regard to the principles of conflicts of laws.

                                  ARTICLE XXIII
                   CHOICE OF FORUM; VENUE; SERVICE OF PROCESS
    Any claim, suit, action, or proceeding between Purchaser and any of Sellers relating to this Agreement; or relating to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby; or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, shall be commenced and maintained exclusively in the United States District Court for the Northern District of Illinois, or, if that Court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in DuPage County, Illinois. Purchaser and each of Sellers hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. Purchaser and Sellers further agree that venue shall be in DuPage County, Illinois. Purchaser and Sellers irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any claim, suit, action, or proceeding brought in DuPage County, has been brought in an inconvenient forum. Purchaser and Sellers irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses given in Article XVII hereof; and Purchaser and Sellers further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service in such manner and at such addresses is not authorized by the local or procedural laws of Illinois.


                                  ARTICLE XXIV
                                  COUNTERPARTS
    This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Parties.


                                   ARTICLE XXV
                           NO THIRD PARTY BENEFICIARY
    This Agreement is intended to inure to the benefit of Purchaser and Sellers only; and no third party shall have any rights, express or implied, by reason of this Agreement.


                                  ARTICLE XXVI
               UNILATERAL RIGHT TO WAIVE FAILURES OF OTHER PARTIES

    26.1  Waiver.  Any of the Parties may:

              26.1.1 Extend in writing the time for the performance of any of the obligations herein contained to be performed for the benefit of such party;

              26.1.2 Waive in writing any inaccuracies in the representations and warranties made to it contained in this Agreement or any Exhibit or Schedule hereto or any certificate or certificates delivered by another party to this Agreement;

              26.1.3 Waive in writing the failure in performance of any of the conditions herein expressed for its benefit; and

              26.1.4 Waive in writing compliance with any of the covenants herein contained for its benefit.

    26.2 Effect of Waiver. No such waiver or extension shall be valid unless in writing and signed by the party granting the waiver or extension, and no such waiver or extension shall be construed to excuse or mitigate any subsequent breach or violation of this Agreement not specifically covered by such waiver.


                                  ARTICLE XXVII
                                  SEVERABILITY
    The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of any party hereto, the Parties to this Agreement shall add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.


Purchaser:                             FORMTEK, INC.,
                                  a Delaware corporation

                                  By:_/s/ R. BRUCE DEWEY__________
                                       R. Bruce Dewey
                                       Senior Vice President
Sellers:

MAURICE HILL TRUST dated 8/16/91


Maurice Hill, Trustee

ROBERT MARTINELLI

By: /s/ Robert Martinelli

DONALD HILL

By: /s/ Donald Hill

ELMER UTLEY

B: /s/ Elmer Utley

THOMAS NEDBAL

By: /s/ Thomas Nedbal

ALLEN RECZEK

By: /s/ Allen Reczek